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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------

                            Coventry Corporation
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                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                222853103
                     ----------------------------------
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




This Form 13G is not filed with respect to holdings of affiliated managers, including Martingale Asset Management, L.P. and other affiliates of Commerzbank AG, as to which holdings investment discretion is disclaimed.

SEC 1745 (10-88)               Page 1 of 5 pages
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CUSIP No.                             13G                  Page         2
                                                                   -----------
     222853103                                              Of          5
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-------------------------                           ---------------------------

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1.  Name of reporting person
S.S. or I.R.S. identification No. of above person
          MONTGOMERY ASSET MANAGEMENT, LLC  94-3273703
-------------------------------------------------------------------------------
2.  Check the appropriate box if a member of a group*         (a)  / /
                                                              (b)  / /
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3.  SEC use only

-------------------------------------------------------------------------------
4.  Citizenship or place of organization
                                  DELAWARE
-------------------------------------------------------------------------------
      Number of       5. Sole voting power

       shares                               0  (as of 11/30/98)
                     ----------------------------------------------------------
     beneficially     6. Shared voting power

      owned by                             -0-
                     ----------------------------------------------------------
         each         7. Sole dispositive power

       reporting                            0  (as of 11/30/98)
                     ----------------------------------------------------------
        person        8. Shared dispositive power

         with                              -0-
-------------------------------------------------------------------------------
9.  Aggregate amount beneficially owned by each reporting person
                                  0   (as of 11/30/98)
-------------------------------------------------------------------------------
10. Check box if the aggregate amount in row (9) excludes certain shares*
                  Not applicable
-------------------------------------------------------------------------------
11. Percent of class represented by amount in row 9
                                  0% (as of 11/30/98)
-------------------------------------------------------------------------------
12. Type of reporting person*
            IA
-------------------------------------------------------------------------------
                              * See instructions

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                                 SCHEDULE 13G

ITEM 1.

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(a)  Name of Issuer
                     Coventry Corporation
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(b)  Address of Issuer's Principal Executive Offices
   53 Century Blvd., Ste. 250, Nashville, TN 37214
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ITEM 2.

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(a)  Name of Person Filing
                   MONTGOMERY ASSET MANAGEMENT, LLC
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(b)  Address of Principal Business Office
                   101 CALIFORNIA STREET, SAN FRANCISCO, CA  94111
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(c)  Citizenship
                   DELAWARE LIMITED LIABILITY COMPANY
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(d)   Title of Class of Securities
                     Common Stock
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(e)   CUSIP Number
                         222853103
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR
         13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

--------------------------------------------------------------------------------
    (a) / / Broker or Dealer registered under Section 15 of the Act
    (b) / / Bank as defined in section 3(a)(6) of the Act
    (c) / / Insurance Company as defined in section 3(a)(19) of the act
    (d) / / Investment Company registered under section 8 of the Investment Company Act
    (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
    (g) / / Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G). (Note: See Item 7)
    (h) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(H)
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ITEM 4.  OWNERSHIP

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(a) Amount Beneficially Owned:
                                         0  (as of 11/30/98)
--------------------------------------------------------------------------------
(b) Percent of Class:
                                         0%  (as of 11/30/98)
--------------------------------------------------------------------------------
(c) Number of shares as to which such person has:

--------------------------------------------------------------------------------
        (i) Sole power to vote or to direct the vote
                                       0  (as of 11/30/98)
--------------------------------------------------------------------------------
       (ii) Shared power to vote or to direct the vote
                                -0-
--------------------------------------------------------------------------------
      (iii) Sole power to dispose or to direct the disposition of
                                       0  (as of 11/30/98)
--------------------------------------------------------------------------------
       (iv) Shared power to dispose or to direct the disposition of
                                -0-
--------------------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

--------------------------------------------------------------------------------
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /
--------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

--------------------------------------------------------------------------------
                                Not applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

--------------------------------------------------------------------------------
                                Not applicable
--------------------------------------------------------------------------------

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

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                                Not applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

--------------------------------------------------------------------------------
                                Not applicable
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ITEM 10. CERTIFICATION

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE



    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        December 9, 1998
                                       ----------------------------------------
                                                         Date

                                        /s/ DANA SCHMIDT
                                       ----------------------------------------
                                                      Signature

                                        DANA SCHMIDT, CORP. VP & PRINCIPAL
                                       ----------------------------------------
                                                      Name/Title